Valassis Announces Revenue Growth of 5.2% for the Third Quarter Ended Sept. 30, 2010

Adjusted EBITDA* Increases by 24.9%; Earnings Per Share Increases by 85.7%

LIVONIA, Mich., Oct. 28 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI) today announced financial results for the third quarter ended Sept. 30, 2010.  Quarterly revenues were $572.4 million, an increase of 5.2% compared to $544.1 million for the prior year quarter.  Third-quarter net earnings were $27.0 million, an increase of 95.7% compared to $13.8 million in the prior year quarter. Diluted earnings per share (EPS) for the quarter was $0.52, an increase of 85.7% compared to $0.28 in the prior year quarter. For the third quarter of 2010, adjusted EBITDA* was $79.8 million, an increase of 24.9% compared to $63.9 million for the prior year quarter.

"Our strong results this quarter are consistent with our long-term plan to deliver annual mid-single-digit revenue growth and double-digit EPS growth," said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer ..

Some additional highlights include:

  Selling, General and Administrative (SG&A) Costs: Third quarter 2010 SG&A costs were $91.8 million, which included $8.6 million in non-cash stock-based compensation expense ($6.5 million of which is related to accelerated expense attributable to recipients of equity awards who meet certain age and service criteria under the company's recently implemented post-termination policy). This compares to the prior year quarter SG&A costs of $90.7 million, which included $2.8 million in non-cash stock-based compensation expense and $2.5 million in legal costs related to litigation settled in February of 2010.  Management is planning to recommend to its Board of Directors that certain equity award grants that would typically be granted in January of 2011 be granted in December of 2010. If approved, we anticipate approximately $10 million in non-cash stock-based compensation expense in the fourth quarter of 2010. We expect 2011 non-cash stock-based compensation expense to be approximately $16 million to $18 million based on current stock price and fair value assumptions and anticipated 2011 grants.
  Capital Expenditures: Capital expenditures were $8.0 million during the third quarter.
  Liquidity:
    We ended the third quarter of 2010 with $208.5 million in cash and net debt (total debt less cash) of $499.5 million.
    Total tax payments during the third quarter of 2010 were $61.8 million primarily as a result of our first quarter 2010 receipt of net proceeds from the aforementioned litigation settlement.  During the fourth quarter of 2010, we expect total tax payments of approximately $56.0 million.
  Stock Repurchases: During the quarter, we repurchased $3.6 million, or 114,072 shares, of our common stock at an average price of $31.57 per share under the stock repurchase program reinstated in May 2010. As of Sept. 30, 2010, we repurchased $58.2 million, or 1,733,672 shares, of our common stock at an average price of $33.58 per share. Our 2010 stock repurchases are limited by our senior secured credit facility to an aggregate amount of $58.4 million.

Outlook

We believe our RedPlum™ blended media solutions and products are a mainstay for both value-conscious consumers and the marketers who seek to reach them.  Based on our current results and outlook, full-year 2010 guidance is as follows: we plan to meet or exceed our guidance for adjusted EBITDA* of $320 million and are increasing diluted cash EPS* from $3.14 to $3.20. We also reiterate our previously announced full-year 2010 guidance of $25 million in capital expenditures.

Business Segment Discussion

  Shared Mail:  Revenues for the third quarter of 2010 were $326.1 million, an increase of 2.1% compared to the prior year quarter due primarily to an increase in insert volumes. Segment profit for the quarter was $39.3 million, an increase of 32.8% compared to the prior year quarter. The growth in segment profit is due to the increase in revenues, newspaper alliances and package optimization efforts.

  Neighborhood Targeted:  Revenues for the third quarter of 2010 were $114.0 million, an increase of 23.9% compared to the prior year quarter due to an increase in client spend in the energy, telecom and specialty retail verticals. Segment profit for the quarter was $7.2 million, an increase of 84.6% compared to the prior year quarter due to increased volume.

  Free-standing Inserts (FSI):  Revenues for the third quarter of 2010 were $89.2 million, a decrease of 3.7% compared to the prior year quarter.  The revenue decline is due to two less FSI publications compared to the prior year quarter.  Segment profit for the quarter was $4.9 million, an increase of 113.0% compared to $2.3 million in the prior year quarter. Segment profit improvement was due primarily to an increase in average pages per book and related cost efficiencies.

  International, Digital Media & Services (IDMS):  Revenues for the third quarter of 2010 were $43.1 million, an increase of 7.8% compared to the prior year quarter.  Coupon clearing volume continues to be the primary driver of revenues for this segment.  The increase in revenues for the third quarter was due primarily to growth in our In-Store and Digital businesses. Segment profit for the quarter was $4.5 million, a decrease of 34.8% compared to the prior year quarter due primarily to reduced volume in our European business and the continued investment in the Digital business.

Segment Results Summary
	Quarter Ended Sept. 30,
Segment Revenues ($ in millions)	2010	2009	% Change
Shared Mail	$326.1	$319.5	2.1%
Neighborhood Targeted	$114.0	$92.0	23.9%
Free-standing Inserts	$89.2	$92.6	-3.7%
International, Digital Media & Services	$43.1	$40.0	7.8%
Total Segment Revenues	$572.4	$544.1	5.2%

	Quarter Ended Sept. 30,
Segment Profit ($ in millions)	2010	2009	% Change
Shared Mail	$39.3	$29.6	32.8%
Neighborhood Targeted	$7.2	$3.9	84.6%
Free-standing Inserts	$4.9	$2.3	113.0%
International, Digital Media & Services	$4.5	$6.9	-34.8%
Total Segment Profit	$55.9	$42.7	30.9%

Conference Call Information

We will hold an investor call today to discuss our third-quarter results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4319120). The call will be simulcast on our website at http://www.valassis.com and a telephonic replay of the call will be available through Nov. 4, 2010 at (800) 406-7325, pass code 4319120. This earnings release, webcast and a transcript of the conference call will be archived on our website under "Investor."

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on retirement of debt, depreciation, amortization, stock-based compensation expense, non-recurring restructuring and severance costs and News America litigation settlement cash proceeds, net of related payments.  We define diluted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense and loss on retirement of debt, net of tax, less capital expenditures and News America litigation settlement cash proceeds, net of tax and related payments, divided by weighted diluted shares outstanding.  Adjusted EBITDA and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA and diluted cash EPS may be useful in assessing our operati ng performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation.  Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures.  Additionally, because of management's focus on generating shareholder value, of which profitability is a primary driver, management believes diluted cash EPS, as defined above, provides an importa nt measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

  adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;
  adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;
  adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
  adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
  adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
  other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally.  Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliation of Full-year 2010 Adjusted EBITDA Guidance to Full-year 2010 Net Earnings Guidance(1):

Full-year 2010
Guidance
($ in millions)
Net Earnings	$386.2
plus: Interest expense, net	64.5
Income taxes	246.9
Depreciation and amortization	61.5
Loss on debt retirement	23.9
less: Other non-cash income	(5.3)
Litigation settlement proceeds, net of related
payments	(490.1)

EBITDA	$287.6

plus: Stock-based compensation expense	32.4

Adjusted EBITDA	$320.0

(1) Due to th e forward-looking nature of 2010 adjusted EBITDA, information to reconcile 2010 adjusted
EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Full-year 2010 Diluted Cash EPS Guidance to Full-year 2010 Diluted EPS Guidance:

Full-year 2010 Guidance
Net Earnings (in millions)	$386.2
Diluted EPS	$7.41

plus effect of:
Depreciation	0.94
Amortization	0.24
Stock-based compensation expense	0.62
Loss on debt retirement, net of tax	0.28

less effect of:
Capital expenditures	(0.48)
Litigation settlement proceeds, net of tax and related payments	(5.81)
Diluted Cash EPS	$3.20
Weighted Shares Outstanding (in thousands)	52,100

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities (dollars in thousands) Unaudited

		Three Months Ended
		September 30,
		2010	2009
Net Earnings - GAAP		$ 26,979	$ 13,800

plus:	Income taxes	17,106	7,582
	Interest expense, net	13,975	23,085
	Loss (gain) on extinguishment of debt	-	(609)
	Depreciation and amortization	15,256	16,958
less:	Other non-cash (income) expenses, net	(2,120)	(1,182)
EBITDA		$ 71,196	$ 59,634

	Stock-based compensation expense	8,589	2,804
	Restructuring costs / severance	-	1,464
Adjusted EBITDA		$ 79,785	$ 63,902

	Income taxes	(17,106)	(7,582)
	Interest expense, net	(13,975)	(23,085)
	Restructuring costs, cash	-	(1,464)
	Changes in operating assets and liabilities	(60,403)	(17,811)

Cash Flows from Operating Activities		$ (11,699)	$ 13,960

		Nine Months Ended
		September 30,
		2010	2009
Net Earnings - GAAP		$ 360,612	$ 42,776

plus:	Income taxes	227,303	25,902
	Interest expense, net	51,574	65,710
	Loss (gain) on extinguishment of debt	23,873	(9,388)
	Depreciation and amortization	45,919	52,025
less:	Other non-cash (income) expenses, net	(4,471)	(3,864)
EBITDA		$ 704,810	$ 173,161

	Stock-based compensation expense	22,371	5,572
	Restructuring costs / severance	-	4,020
	Litigation proceeds, net of related payments	(490,085)	-
Adjusted EBITDA		$ 237,096	$ 182,753

	Income taxes	(227,303)	(25,902)
	Interest expense, net	(51,574)	(65,710)
	Restructuring costs, cash	-	(4,020)
	Litigation proceeds, net of related payments	490,085	-
	Changes in operating assets and liabilities	(26,097)	50,235

Cash Flows from Operating Activities		$ 422,207	$ 137,356

About Valassis

Valassis is one of the nation's leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America's Looking for Its Missing Children ® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and e asier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients' promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should b e read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

Assets	Sept. 30, 2010	Dec. 31, 2009

Current assets:

Cash and cash equivalents	$ 208,520	$ 129,846
Accounts receivable	419,259	428,836
Inventories	43,761	40,472
Refundable income taxes	-	12,578
Other	37,397	37,046

Total current assets	708,937	648,778

Property, plant and equipment, at cost	513,941	499,775

Less accumulated depreciation	(336,259)	(301,874)

Net property, plant and equipment	177,682	197,901

Intangible assets, net	873,444	878,932

Investments	2,782	2,298

Other assets	13,002	16,113

Total assets	$ 1,775,847	$ 1,744,022

VALASSIS COMMUNICATIONS, INC. Consolidated Balance Sheets, Continued (dollars in thousands) Unaudited

Liabilities and Stockholders' Equity	Sept. 30, 2010	Dec. 31, 2009

Current liabilities:

Current portion, long-term debt	$ 7,074	$ 6,197
Accounts payable and accruals	382,010	466,054
Progress billings	51,453	40,532
Income taxes payable	12,160	-
Deferred income taxes	66	22

Total current liabilities	452,763	512,805

Long-term debt	700,919	1,004,875
Other liabilities	51,141	40,567
Deferred income taxes	90,952	87,914

Stockholders' equity:

Common stock	651	642
Additional paid-in capital	122,203	98,927
Retained earnings	883,343	522,731
Treasury stock	(526,699)	(520,170)
Accumulated other comprehensive income (loss)	574	(4,269)

Total stockholders' equity	480,072	97,861

Total liabilities and stockholders' equity	$ 1,775,847	$ 1,744,022

VALASSIS COMMUNICATIONS, INC. Consolidated Statements of Operations (in thousands, except per share data) Unaudited

	Quarter Ended
	Sept. 30,		%
	2010	2009	Change

Revenues	$ 572,406	$ 544,064	+ 5.2%

Costs and expenses:
Costs of products sold	421,510	407,572	+ 3.4%
Selling, general and administrative	91,800	90,660	+ 1.3%
Amortization	3,156	3,156	+ 0.0%

Total costs and expenses	516,466	501,388	+ 3.0%

Operating income	55,940	42,676	+ 31.1%

Other expenses and income:
Interest expense	14,091	23,172	- 39.2%
Interest income	(116)	(87)	+ 33.3%
Loss (gain) on extinguishment of debt	-	(609)
Other income	(2,120)	(1,182)	+ 79.4%
Total other expenses and income	11,855	21,294	- 44.3%

Earnings before income taxes	44,085	21,382	+ 106.2%

Income taxes	17,106	7,582	+ 125.6%

Net earnings	$ 26,979	$ 13,800	+ 95.5%

Net earnings per common share, diluted	$ 0.52	$ 0.28	+ 85.7%

Weighted average shares outstanding, diluted	51,995	49,586	+ 4.9%

Supplementary Data
Amortization	$ 3,156	$ 3,156
Depreciation	12,100	13,802
Capital expenditures	8,046	4,862

VALASSIS COMMUNICATIONS, INC. Consolidated Statements of Operations (in thousands, except per share data) Unaudited

	Nine Months Ended
	Sept. 30,		%
	2010	2009	Change

Revenues	$ 1,702,358	$ 1,639,256	+ 3.8%

Costs and expenses:
Costs of products sold	1,248,664	1,245,105	+ 0.3%
Selling, general and administrative	275,421	263,547	+ 4.5%
Amortization	9,467	9,468	0.0%

Total costs and expenses	1,533,552	1,518,120	+ 1.0%

Gain from litigation settlement	490,085	-	N/A

Operating income	658,891	121,136	+ 443.9%

Other expenses and income:
Interest expense	52,084	66,201	- 21.3%
Interest income	(510)	(491)	+ 3.9%
Loss (gain) on extinguishment of debt	23,873	(9,388)	N/A
Other income	(4,471)	(3,864)	+ 15.7%
Total other expenses and income	70,976	52,458	+ 35.3%

Earnings before income taxes	587,915	68,678	+ 756.0%

Income taxes	227,303	25,902	+ 777.5%

Net earnings	$ 360,612	$ 42,776	+ 743.0%

Net earnings per common share, diluted	$ 6.93	$ 0.87	+ 696.6%

Weighted average shares outstanding, diluted	52,033	49,343	+ 5.5%

Supplementary Data
Amortization	$ 9,467	$ 9,468
Depreciation	36,452	42,557
Capital expenditures	16,447	13,505

CONTACT:  Mary Broaddus, +1-734-591-7375, broaddusm@valassis.com